EXHIBIT 99.1

TRIZEC PROPERTIES EXECUTIVE CHANGES

CHICAGO, IL April 10, 2003 - Trizec Properties, Inc. (NYSE: TRZ) today reported the resignation of Joanne Ranger, Senior Vice President & Chief Accounting Officer, effective May 30, 2003. Ms. Ranger, who has been with Trizec since its formation in 2002 and previously with TrizecHahn Corporation since 1995, is returning to her native Canada to pursue other career opportunities.

In addition to her regular duties, Ms. Ranger has been acting as co-interim CFO since December, 2002. With her departure, Jeffrey Echt, Senior Vice President, Finance & Treasury, will assume full interim CFO responsibilities, reporting to President & CEO Timothy Callahan, while the Company continues to consider candidates for the CFO position.

Coincident with Ms. Ranger's resignation, the Company announced the appointment of Jerry Kyriazis as Vice President, Financial Reporting. Mr. Kyriazis will be responsible for all corporate financial reporting, including regulatory filings. He joins Trizec after serving as a consultant to the Company since October, 2002. He previously held positions with PricewaterhouseCoopers LLP and LaSalle Hotel Properties, among others. Mr. Kyriazis holds an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University, and is a Certified Public Accountant.

The Company also said that Roger L. Baker will assume the role of Vice President, Financial Operations, responsible for all property and corporate accounting functions. Mr. Baker has been with Trizec and TrizecHahn since 1999, and has 20 years experience in various accounting positions in the real estate and financial services sectors. He has been a key member of the accounting and reporting team during the transition period through the launch of Trizec as a U.S.-based office REIT in 2002, and was project leader for the centralization of the Company's accounting functions. He holds a bachelor's degree in accounting and finance from Western Illinois University.

Trizec Properties, Inc., a real estate investment trust (REIT), is one of North America's largest owners of commercial office properties. The Company has ownership interests in and manages a high-quality portfolio of 69 office properties totaling approximately 48 million square feet concentrated in the metropolitan areas of seven major U.S. cities. Trizec also has interests in two retail/entertainment properties. The Company trades on the New York Stock Exchange under the symbol TRZ. For more information, visit Trizec's web site at www.trz.com.

This release contains forward-looking statements relating to the business and financial outlook of Trizec Properties, Inc., which are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements indicated in this release. Such factors include those described in more detail in the Risk Factors section our Form 10-K for the year ended December 31, 2002 filed with the SEC on March 27, 2003.  Forward-looking statements in this release speak only as of the date on which such statements are made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Investor Contact: Dennis C. Fabro Senior Vice President, Investor Relations (212) 382-9366	Media Contact: Rick Matthews Senior Vice President, Public Relations & Corporate Communications (212) 382-9314

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